 EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Pacific Gold Corp.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Pacific Gold Corp. (the “Company”) of our report dated March 23, 2005, relating to the balance sheet as of December 31, 2004 and the statements of income, shareholders’ equity and cash flow for the year ended December 31, 2004 which appears in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005, as amended on March 30, 2006.

/s/  MALONE & BAILEY, PLLC

MALONE & BAILEY, PLLC

Houston, Texas

April 5, 2006